AMERICAN CARESOURCE HOLDINGS, INC.
                               8080 Tristar Drive
                               Irving, Texas 75063

                                                               December 14, 2005

Re: American Caresource Holdings, Inc.
    Registration Statement on Form SB-2 (File No. 333-122820)

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:  David Roberts

Dear Mr. Roberts:

      Pursuant to Rule 461 under the Securities Act of 1933, as amended, American Caresource Holdings, Inc. hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that the Registration Statement may become effective at 4:00 PM Eastern time on Thursday, December 15, 2005 or as soon as practicable thereafter.

                                              AMERICAN CARESOURCE HOLDINGS, INC.


                                              By: /s/ David S. Boone
                                                  ------------------------------
                                              Name:  David S. Boone
                                              Title: Chief Financial Officer